UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Insured Municipal Income Fund Inc.

51 West 52nd Street
New York, New York 10019-6114

June 19, 2008

Dear shareholder:

We recently mailed you proxy materials for the upcoming 2008 annual meeting of shareholders of Insured Municipal Income Fund Inc. to elect the Fund's directors. A shareholder of the Fund, Bulldog Investors General Partnership ("BIGP"), filed a proxy statement with the Securities and Exchange Commission to solicit your votes on its proposals (1) to approve a resolution seeking your support to convert the Fund from a closed-end fund to an open-end fund structure and (2) to nominate its own slate of directors. BIGP's proposals appear to be driven by its desire to make a short-term profit, to the detriment of the Fund and its long-term shareholders.

BIGP's proposals were not validly submitted pursuant to the Fund's Bylaws and will not, therefore, be submitted for consideration at the Annual Meeting. Nevertheless, without waiving compliance with the Bylaws, the Board has considered BIGP's proposals and has concluded that they would not be in the best interests of the Fund.

If BIGP's proposal to open-end the Fund were implemented, the Fund would be far different from the investment you selected. Among other consequences, open-ending would result in much lower tax-exempt dividends than you currently receive. The Fund is not designed to operate as an open-end fund, and its levered structure, as well as many of its investment strategies, would not be appropriate for or available to an open-end fund. Open-ending the Fund would likely result in a significantly smaller fund with a higher expense ratio, fewer assets, lower returns and less investment flexibility.

We believe that BIGP's director slate has a short-term agenda and will not act in the interests of the Fund or its long-term shareholders. BIGP's proposed directors are associates of Phillip Goldstein, a principal of BIGP, who has a history of attacking and seeking to destroy closed-end funds for short-term profits.

The Fund's current Board is composed of six members who are familiar with the Fund and work for the benefit of all Fund shareholders. All of the Fund's directors are independent of UBS Global Asset Management (Americas) Inc., the Fund's investment manager.

A short series of questions and answers at the end of this letter provides more information about some of the points raised in BIGP's materials and answers their assertions, although we expressly reserve the right and intend to assert the failure of BIGP to comply with the Bylaws to reject its proposals.

BIGP did not comply with the procedure for submitting shareholder proposals in the Fund's Bylaws, which for nearly a decade have required a specific date in advance of the Annual Meeting for proposals. The procedures specified in the Fund's Bylaws are publicly available and apply to all shareholders without distinction. In addition, the Proxy Statement for last year's Annual Meeting clearly stated the deadline for filing nominations and proposals for this year's Annual Meeting. The Bylaws govern this process and, thus, the Board has determined that BIGP's proposals will not be submitted for consideration at the Annual Meeting.

We ask you to promptly vote your shares by signing and returning the enclosed WHITE proxy card; otherwise your shares will not be represented and your vote will not be counted during the Annual Meeting. You may also be able to vote your shares online or by telephone if your shares are held in "street name" by following additional instructions enclosed with this letter.

Do NOT vote using the GREEN proxy card provided by BIGP. BIGP has indicated that it may not vote the shares voted on the green proxy card. This might cause the Annual Meeting to fail for lack of a quorum. If you have already voted on the GREEN proxy card, please sign and return the enclosed WHITE proxy card, which will automatically revoke your prior vote on the GREEN proxy card and ensure that your vote is counted.

If you have any questions or need assistance in voting your shares, please contact Georgeson Inc., the Fund's proxy solicitor, at 1-877-278-9670.

We thank you for your continued investment in the Fund.

Sincerely,

The Board of Directors
Insured Municipal Income Fund Inc.

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Questions and Answers

Question: Preferred shareholders have recently lost liquidity for their shares. Why has this occurred and what is the Board doing about it?

Answer: The Fund has two classes of shares: common shares, which are traded on the New York Stock Exchange ("NYSE"), and auction preferred shares, which historically have been traded through a system of auctions. Since the middle of February, like most auction preferred shares issued by other closed-end funds, auctions have not been successful, so holders of auction preferred shares have not been able to trade their shares (although they do continue to receive interest at the maximum rate). This inability to trade shares is not the result of the actions of the Fund. Other funds as well as numerous municipalities that have issued auction preferred securities have the same problem.

The Board has requested a thorough description of available alternatives, including the pros and cons, to address the loss of liquidity by the holders of the Fund's auction preferred shares. Also, within just the past few days, additional regulatory relief has broadened the alternatives and provided more flexibility in addressing the present liquidity freeze. In evaluating courses of action, the Board takes into consideration all of the surrounding circumstances in order to assess the potential impact on the Fund and on all of the Fund's shareholders, both common and preferred. The Board does not want to approve a measure that would benefit one group of shareholders if it would materially adversely impact another group of shareholders. The Board expects that the Fund will be publicly addressing this concern in the near future.

Question: Is the Board planning to "open-end" the Fund?

Answer: The Board is not planning to open-end the Fund. The Fund is a "closed-end" fund, which means that it ordinarily does not redeem the shares that investors want to sell. Instead, shareholders trade those shares with other investors (on the NYSE in the case of common shares, and through an auction system in the case of the auction preferred shares when auctions function as they historically had). The price of the shares is thus determined by the market, and not directly by the value of the Fund's underlying portfolio of investments. Currently, the Fund's common shares trade at a "discount," which means that their market price is lower than the value of the Fund's underlying investments (although the discount has recently declined). An open-end fund is required to redeem its shares when its shareholders want to sell them. Open-end fund shares thus do not trade on a separate market, and the price of the shares is tied directly to the value of its investments (called "net asset value").

The Fund is not designed to operate as an open-end fund, and its levered structure, as well as many of its investment strategies, would not be appropriate for or available to an open-end fund. The Board believes that if a proposal to open-end the Fund were implemented, it would likely result in a significantly smaller fund with a higher expense ratio, fewer assets, lower returns, lower tax-exempt dividends and less investment

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flexibility. The Board also believes that BIGP's proposal to open-end the Fund is not driven by the interests of the Fund and all of its shareholders, but simply by the desire of BIGP to exploit the Fund's current discount in order to make a short-term profit for itself. BIGP invested in the Fund mostly during February, March, May and June of 2008. The Board believes that BIGP frequently targets closed-end funds in an attempt to make a quick profit, and uses closed-end funds as a short-term trading vehicle rather than as a long-term investment, even if it means that the funds then dissolve. Its investments appear timed to take advantage of perceived weakness resulting from the problems in the markets for auction preferred shares.

Question: How can a shareholder submit a proposal to be considered at a shareholder meeting?

Answer: Shareholders who wish to have proposals considered at a meeting of the shareholders of the Fund must follow the Fund's notification procedures, which are set forth in the Fund's Bylaws and which were summarized in last year's proxy statement. These procedures have been in place since 1998 and are designed to ensure that the Board has sufficient time to evaluate proposals sought to be included in the agenda for an annual shareholders meeting. To submit a proposal for action at the Annual Meeting, a shareholder is required to send a notice of its proposal to the Fund at least 120 days before the anniversary of the date of release of the Fund's proxy statement for the previous year's annual meeting. For this year's Annual Meeting, the deadline for shareholder proposals was January 29, 2008. This date was disclosed in last year's proxy statement, and the Fund has not made an exception to these procedures for any shareholder since they were adopted in 1998.

BIGP acknowledges in its proxy materials that it did not comply with the procedures in the Fund's Bylaws which are applicable to all shareholders. It did not contact the Fund in any form until February 2008 and has never submitted any proposal to the Fund. Although it claims to have sent a letter in April 2008 expressing an intention to submit a proposal at the Annual Meeting, the Board has not received such a letter. We believe that the proposals are not in the best interests of the Fund. We expressly reserve and intend to assert the failure of BIGP to comply with the Bylaws in making its proposals.

BIGP did not comply with the same Bylaws that apply to all shareholders. Apparently, anticipating that the Board would take the position that BIGP is not permitted by the Bylaws to bring its proposals before the Annual Meeting, BIGP is recommending that shareholders instruct BIGP not to present their proxies for the purpose of establishing a quorum unless BIGP's conditions are met. If you deliver a GREEN proxy card to BIGP, your shares will not be represented at the Annual Meeting because BIGP has stated that it will not deliver the proxies it receives to the Fund for voting unless the Board agrees to permit BIGP's proposals to be considered at the Meeting. If you want to be sure your shares will be represented and your vote will be counted, deliver the WHITE proxy card to the Fund.

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Question: Does the Board serve the interests of UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the Fund's sponsor, or the Fund?

Answer: The Fund's Board is composed of six members, all of whom, including the Board chairman, are completely independent of UBS Global AM. Five of the six directors meet the detailed and elaborate conditions imposed by the Investment Company Act of 1940 ("1940 Act") for being "disinterested" Board members. These directors also meet the requirements for being disinterested under Maryland law, where the Fund was incorporated. One director is considered "interested" under the 1940 Act and Maryland law only because he is a senior advisor to Morgan Stanley, a brokerage firm that may conduct transactions with the Fund. He does not serve as a member of the Board's Audit Committee or the Nominating and Corporate Governance Committee.

The Board's duties are to the Fund, not to UBS Global AM. The process by which directors are nominated to the Board is fully and completely in the hands of the disinterested directors. BIGP's claims about conflicts of interest are entirely without merit.

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

The Fund pays the cost of soliciting proxies. In addition to mailing proxies, officers and directors of the Fund, as well as regular employees of UBS Global AM or UBS Financial Services Inc., acting on the Fund's behalf, may solicit proxies by telephone, personal interview or other electronic means. In light of steps taken by BIGP, the Fund has retained Georgeson Inc. to aid in soliciting proxies for a fee estimated to be $50,000, plus expenses. Georgeson Inc. is a professional proxy solicitation firm. The Fund also has agreed to indemnify Georgeson Inc. against certain liabilities, including liabilities arising under the federal securities laws. Georgeson Inc. has informed the Fund that it intends to employ approximately 40 persons to solicit proxies. The Fund will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons. The Fund's expenses related to the solicitation (in excess of those normally spent for an annual meeting where only the reelection of the existing board members is at issue, and excluding salaries and wages of Fund officers and employees of the investment advisor) are currently expected to be up to approximately $355,000, of which approximately $70,000 has been spent to date. If BIGP were to cease its efforts before the Annual Meeting, the costs would be lowered.

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